Exhibit (j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Legg Mason Partners Variable Equity Trust

We consent to the use of our reports dated February 17, 2015, with respect to the financial statements of ClearBridge Variable Appreciation Portfolio and ClearBridge Variable Aggressive Growth Portfolio, and we consent to the use of our report dated February 20, 2015, with respect to the financial statements of Permal Alternative Select VIT Portfolio, each a series of Legg Mason Partners Variable Equity Trust, as of December 31, 2014, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York

April 15, 2015